MANAGEMENT AGREEMENT


TO:      EQUITY ANALYSTS INC.
         9200 Montgomery Road
         Bldg. D, Suite 13A
         Cincinnati, Ohio  45242


Dear Sirs:

         Analysts Investment Trust (hereinafter referred to as the "Trust") herewith confirms our agreement with you.

         The Trust has been organized to engage in the business of an investment company. The Trust currently offers two series of shares to investors: Analysts Stock Fund and Analysts Fixed Income Fund. The Trust's Board of Trustees (the "Board") is authorized from time to time, as it deems necessary or desirable, to establish and designate additional series of shares.

         You have been selected to act as the sole investment adviser of the Trust and to provide certain other services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Trust agrees with you as follows upon the date of execution of this Agreement.

         1.       ADVISORY SERVICES
                  -----------------

                  You will regularly provide the Trust with such investment advice as you in your discretion deem advisable and will furnish a continuous investment program for each of the Trust's series consistent with the respective series' investment objectives and policies. You will determine the securities to be purchased for each series of the Trust, the portfolio securities to be held or sold by each series of the Trust and the portion of each series' assets to be held uninvested, subject always to the series' investment objectives, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board may from time to time establish. You will advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of the Board regarding the conduct of the business of the Trust.

         2.       ALLOCATION OF CHARGES AND EXPENSES
                  ----------------------------------

                  You will pay all operating expenses of the Trust, including the compensation and expenses of any trustees, officers and employees of the Trust and of any other persons rendering any services to the Trust; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Trust in connection with membership in investment company organizations; legal, auditing and accounting expenses; non-organizational expenses of registering shares under federal and state securities laws; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, accounting and pricing services agent and underwriter of the Trust; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Trust; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to the Trust's current and prospective shareholders; the cost of printing or preparing stock



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certificates  or any other  documents,  statements  or reports to  shareholders;
expenses  of  shareholders'  meetings  and  proxy  solicitations;   advertising,
promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Trust's shares; and all other operating expenses not specifically assumed by the Trust.

         The Trust will pay all brokerage fees and commissions, taxes, interest, expenses incurred by the Trust in connection with the organization and initial registration of shares of any series of the Trust, and such extraordinary or non-recurring expenses as may arise, including litigation to which the Trust may be a party and indemnification of the Trust's trustees and officers with respect thereto. You may obtain reimbursement from the Trust, at such time or times as you may determine in your sole discretion, for any of the expenses advanced by you, which the Trust is obligated to pay, and such reimbursement shall not be considered to be part of your compensation pursuant to this Agreement.

         3.       COMPENSATION OF THE ADVISER
                  ---------------------------

                  For all of the services to be rendered and payments to be made as provided in this Agreement, Analysts Stock Fund will pay you a fee equal to an annual average rate of 2% of its average daily net assets up to and including $20 million, 1.75% of such assets from $20 million to and including $40 million, 1.5% of such assets from $40 million to and including $100 million and .75% of such assets in excess of $100 million. Analysts Fixed Income Fund will pay you a fee equal to an annual average rate of 1.5% of its average daily net assets up to and including $20 million, 1.25% of such assets from $20 million to and including $40 million, 1% of such assets from $40 million to and including $100 million and .75% of such assets in excess of $100 million.

                  Your compensation with respect to each additional series of the Trust established after the date of this Agreement shall be one of the fees described above unless the Board of Trustees, including a majority of the Trustees who are not interested persons as defined in the Investment Company Act of 1940 of you or the Trust, determines otherwise. If the Board of Trustees adopts a different fee arrangement for an additional series, the fee arrangement shall be approved pursuant to the provisions of Section 15 of the Investment Company Act of 1940.

                  The average value of the daily net assets of a series shall be determined pursuant to the applicable provisions of the Declaration of Trust of the Trust or a resolution of the Board, if required. If, pursuant to such provisions, the determination of net asset value of a series is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the series as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the series' net assets may lawfully be determined, on that day. If the determination of the net asset value of a series has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the series as last determined (whether during or prior to such month.)

         4.       EXECUTION OF PURCHASE AND SALE ORDERS
                  -------------------------------------

                  In connection with purchases or sales of portfolio securities for the account of each series of the Trust, it is understood that you will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by you, subject to review of this selection by the Board from time to time. You will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the series the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the


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

execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

                  You should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, you are authorized to select brokers or dealers who also provide brokerage and research services ( as those terms are defined in Section 28(e) of the Securities and Exchange Act of 1934) to the Trust and/or the other accounts over which you exercise investment discretion. You are authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Trust portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if you determine in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or your overall responsibilities with respect to the Trust and to accounts over which you exercise investment discretion. The Trust and you understand and acknowledge that, although the information may be useful to the Trust and you, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by the Trust to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Trust.

                  Consistent with the Rules of Fair Practice of the National Association of Securities Dealers, Inc., and subject to seeking best qualitative execution as described above, you may give consideration to sales of shares of the Trust as a factor in the selection of brokers and dealers to execute Trust portfolio transactions.

                  Subject to the provisions of the Investment Company Act of 1940, as amended, and other applicable law, you or any of your affiliates may retain compensation in connection with effecting the Trust's portfolio transactions, including transactions effected through others. If any occasion should arise in which you give any advice to clients of yours concerning the shares of the Trust, you will act solely as investment counsel for such client and not in any way on behalf of the Trust. Your services to the Trust pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others, including other registered investment companies.

         5.       LIMITATION OF LIABILITY OF ADVISER
                  ----------------------------------

                  You may rely on information reasonably believed by you to be accurate and reliable. Except as may otherwise be required by the Investment Company Act of 1940 or the rules thereunder, neither you nor your shareholders, officers, directors, employees, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under or payments made pursuant to this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of your duties under this Agreement or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement.

                  Any person, even though also a director, officer, employee, shareholder or agent of you, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for


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


the Trust and not as a director, officer, employee, shareholder or agent of you, or one under your control or discretion, even though paid by you.


         6.       DURATION AND TERMINATION OF THIS AGREEMENT
                  ------------------------------------------

                  This Agreement shall take effect on the date of its execution and shall remain in force for a period of two (2) years from the date of its execution with respect to each of the Trust's series established on the date of such execution and, with respect to any additional series registered after the date of execution, until the next anniversary date of the Agreement following the date on which such series becomes effectively registered for sale in a public offering, and from year to year thereafter as to each series of the Trust's shares, subject to annual approval by (i) the Board or (ii) a vote of a majority (as defined in the Investment Company Act of 1940) of the outstanding voting securities of such series, provided that in either event continuance is also approved by a majority of the trustees who are not "interested persons" as defined in the Investment Company Act of 1940 of you or the Trust, by a vote cast in person at a meeting called for the purpose of voting such approval.

                  If the shareholders of any series of the Trust's shares fail to approve the Agreement in the manner set forth above, upon request of the Board, you will continue to serve or act in such capacity for the series for the period of time pending required approval of the Agreement, of a new agreement with you or a different adviser or other definitive action; provided that the compensation to be paid by the Trust to you for your services to and payments on behalf of the series will be equal to the lesser of your actual costs incurred in furnishing such services and payments or the amount you would have received under this Agreement for furnishing such services and payments.

                  This Agreement may, on sixty days written notice, be terminated with respect to a series at any time without the payment of any penalty, by the Board, by a vote of a majority of the outstanding voting securities of the series of by you. This Agreement shall automatically terminate in the event of its assignment.

         7.       USE OF NAME
                  -----------

                  The Trust and you acknowledge that all rights to the name "Analysts" belong to you and that the Trust is being granted a limited license to use such words in its Trust name or in any series name. In the event you cease to be the adviser to the Trust, the Trust's right to the use of the name "Analysts" shall automatically cease on the thirtieth day following the termination of this Agreement. The right to the name may also be withdrawn by you during the term of this Agreement upon thirty (30) days' written notice by you to the Trust. Nothing contained herein shall impair or diminish in any respect, your right to use the name "Analysts" in the name of or in connection with any other business enterprises with which you are or may become associated. There is no charge to the Trust for the right to use this name.

         8.       AMENDMENT OF THIS AGREEMENT
                  ---------------------------

                  No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the series to which the amendment relates and by the Board, including a majority of the trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval.



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

         9.       LIMITATION OF LIABILITY TO TRUST PROPERTY
                  -----------------------------------------

                  The term "Analysts Investment Trust" means and refers to the Trustees from time to time serving under the Trust's Declaration of Trust as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust of the Trust. The execution and delivery of this Agreement have been authorized by the trustees and shareholders of the Trust and signed by officers of the Trust, acting as such, and neither such authorization by such trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of Ohio.

         10.      SEVERABILITY
                  ------------

                  In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

         11.      QUESTIONS OF INTERPRETATION
                  ---------------------------

                  (a) This Agreement shall be governed by the laws of the State of Ohio.

                  (b) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the "Act") shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act. In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         12.      NOTICES
                  -------

                  Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust and your address for this purpose shall be 9200 Montgomery Road, Bldg. D, Suite 13A, Cincinnati, Ohio 45242.

         13.      COUNTERPARTS
                  ------------

                  This Agreement may be in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.      BINDING EFFECT
                  --------------

                  Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.



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

         15.      MISCELLANEOUS
                  -------------

                  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                  If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract upon the date thereof.



                                             Yours very truly,

ATTEST:                                      ANALYSTS INVESTMENT TRUST



/S/ ____________________________             By/S/ ____________________________
David L. Manzler, Sr., Secretary             David Lee Manzler, Jr., President

Dated:  August 16, 1993


                                   ACCEPTANCE
                                   ----------

         The foregoing Agreement is hereby accepted.


ATTEST:                                      EQUITY ANALYSTS INC.



/S/ ____________________________             By/S/ ____________________________
David L. Manzler, Jr., Vice President        David Lee Manzler, Sr., President

Dated:  August 16, 1993





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